Exhibit 99.2

Consent of Zhifan Zhou

Able View Global Inc. (the “Company”) intends to file a Registration Statement on Form F-4 (together with any amendments or supplements thereto, the “Registration Statement”) registering the issuance of securities in connection with a business combination transaction with Hainan Manaslu Acquisition Corp. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee of the Company.

Dated: April 28, 2023	/s/ Zhifan Zhou
Zhifan Zhou